GK Intelligent Systems Changes Name to M Power Entertainment Inc.


NEW YORK, NY - May 17, 2005 - GK Intelligent Systems, Inc. (OTCBB: GKIG) a next-generation media and entertainment corporation, announced today that it is changing its corporate name to M Power Entertainment, Inc. (OTCBB: MPWE)
effective at market open on Wednesday, May 18th, 2005.   The change coincides
with and is designed to reinforce the Company's move to establish itself in profitable entertainment production and distribution markets.

The decision to change GK's name was ratified by a majority of shareholders on February 21st, 2005. It reflects the Company's desire to associate itself with a newly-emerging aspect of the entertainment industry business model focusing on empowerment of individuals at all levels of the production and distribution process.

"Our new name is exciting because it communicates our business philosophy clearly and concisely," stated Gary Kimmons, CEO. "We are creating a culture honoring personal achievement and entrepreneurship. This is about giving people the freedom to create and perform at a new level with the possibility of benefiting personally from their achievements. Our "M Power" model leverages this concept with the ultimate goal of fostering superior corporate and financial performance."

About M Power Entertainment

M Power Entertainment, Inc. is a next-generation media and entertainment corporation providing a diversified portfolio of state-of-the-art entertainment and media resources. M Power is also a holding company for profitable technology ventures.

For more information on M Power Entertainment please visit the corporate website, www.mpe.us.com, and its music entertainment subsidiary's website, www.RAWW.com.


Safe Harbor
Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Deanna S Slater
212-731-0834
Deanna.Slater@gkis.com